UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 23, 2009
Advanced Viral Research Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-18293	59-2646820

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

200 Corporate Boulevard South, Yonkers, New York	10701

(Address of principal executive offices)	(Zip Code)
(914) 376-7383

(Registrants’ telephone number, including area code)
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On January 23, 2009, we suspended our operations due to our inability to secure financing. As a result of the suspension of our operations and our anticipated inability to pay our debts as they will become due, we are in default under our transaction documents whereby we issued secured convertible debentures to YA Global Investments, L.P. (f/k/a Cornell Capital Partners L.P.) (“YA Global”). Under the debentures and transaction documents, upon an event of default, YA Global, among other things, has the right to (i) accelerate all amounts of principal and interest outstanding under the debentures; and (ii) enforce its security interest in the assets securing our obligations arising under the debentures and transaction documents. We are indebted to YA Global under the debentures and transaction documents in the outstanding principal amount of $1,952,000 plus accrued and unpaid interest of approximately $220,000 (the “Amounts”). We currently do not have sufficient cash resources to pay the Amounts nor do we have any agreements, agreements in principle or understandings to acquire sufficient cash resources to pay the Amounts.
     We are communicating with YA Global regarding the default as well as actively seeking sources of financing. If we do not secure sufficient capital in the next several days, we may be forced to face the consequences of a default on our debt obligations under the debentures and transaction documents which may include, the transfer, conveyance and assignment to YA Global of all of our right, title and interest to and possession of our assets, properties and business. There can be no assurances that we will obtain financing on terms favorable to us, if at all.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 23, 2009	ADVANCED VIRAL RESEARCH CORP. (Registrant)
	By:	/s/ Stephen M. Elliston
Stephen M. Elliston
President and Chief Executive Officer

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